                                                                    EXHIBIT 12.1

                        DIAMOND OFFSHORE DRILLING, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                           YEAR ENDED DECEMBER 31,
                                               -----------------------------------------------
                                                1996      1995      1994      1993      1992
                                               -------   -------   -------   -------   -------
COMPUTATION OF EARNINGS:
Pretax income from continuing operations.....  212,705   (13,803)  (46,425)  (21,670)  (77,951)
Less: Interest capitalized during the period
      and actual preferred dividend
      requirements of majority-owned
      subsidiaries and 50%-owned persons
      included in fixed charges but not
      deducted from pretax income from
      above..................................   (3,973)       --        --        --        --
                                               -------   -------   -------   -------   -------
Total earnings, before fixed charge
  addition...................................  208,732   (13,803)  (46,425)  (21,670)  (77,951)
                                               -------   -------   -------   -------   -------
COMPUTATION OF FIXED CHARGES:
Interest, including interest capitalized.....    6,831    27,052    31,346    25,906    28,591
                                               -------   -------   -------   -------   -------
Total Fixed Charges..........................    6,831    27,052    31,346    25,906    28,591
                                               -------   -------   -------   -------   -------
TOTAL EARNINGS AND FIXED CHARGES.............  215,563    13,249   (15,079)    4,236   (49,360)
                                               -------   -------   -------   -------   -------
RATIO OF EARNINGS TO FIXED CHARGES(1)........    31.56        --        --        --        --
                                               =======   =======   =======   =======   =======

---------------

(1) The deficiency in the Company's earnings available for fixed charges for the years ended December 31, 1995, 1994, 1993 and 1992 was approximately $13.8 million, $46.4 million, $21.7 million, and $78.0 million, respectively.